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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ____)*

                            Javelin Systems, Inc.
              --------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
              --------------------------------------------------
                        (Title of Class of Securities)

                                  471896-10-0
              --------------------------------------------------
                                (CUSIP Number)

This cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 471896-10-0                 13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Steven J. Goodman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            306,700 *

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             306,700 *

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      306,700 *

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.8

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

*Of the 306,700 shares listed as beneficially owned hereunder, (i) 296,700 shares are held by The Steven J. Goodman Revocable Living Trust of which Mr. Goodman is the sole trustee and sole beneficiary and with respect to which Mr. Goodman has sole voting and investment power, and (iii) 10,000 shares are held by The Steven J. Goodman Charitable Remainder Trust of which Mr. Goodman is the sole trustee and income beneficiary and with respect to which Mr. Goodman has sole voting and investment power

                               Page 2 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 471896-10-0                 13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      The Steven J. Goodman Revocable Living Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            296,700 *

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             296,700 *

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      296,700 *

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      9.5

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      00

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* Steven J. Goodman is the sole trustee and sole beneficiary of The Steven J. Goodman Revocable Living Trust, with respect to which Mr. Goodman has sole voting and investment power with respect to the 296,700 shares held thereby.

                               Page 3 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 471896-10-0                 13G                PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      The Steven J. Goodman Charitable Remainder Trust
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            10,000 *

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             10,000 *

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      10,000 *

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      .3

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      00

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

* Steven J. Goodman is the sole trustee and sole beneficiary of The Steven J. Goodman Charitable Remainder Trust with respect to which Mr. Goodman has sole voting and investment power with respect to the 10,000 shares held thereby.

                               Page 4 of 8 pages

ITEM 1.

  (a)    Name of Issuer:   Javelin Systems, Inc.

  (b)    Address of Issuer's Principal Executive Offices:
         2882C Walnut Avenue, Tustin, California 92780


ITEM 2.

  (a)    Name of Person Filing:   Steven J. Goodman

  (b)    Address of Principal Business Office or, if None, Residence:
         2882C Walnut Avenue, Tustin, California 92780

  (c)    Citizenship:   U.S.

  (d)    Title of Class of Securities:   Common Stock

  (e)    CUSIP Number:     471896-10-0


ITEM 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

  (a)    [_]   Broker of dealer registered under Section 15 of the Act,

  (b)    [_]   Bank as defined in Section 3(a)(6) of the Act,

  (c)    [_]   Insurance Company as defined in Section 3(a)(19) of the Act,

  (d)    [_]   Investment Company registered under Section 8 of the Investment
               Company Act,

  (e)    [_]   Investment Adviser registered under Section 203 of the Investment
               Advisers Act of 1940,

  (f)    [_]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

  (g)    [_]   Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);
               see Item 7,

  (h)    [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H).


                                 Page 5 of 8 pages

ITEM 4.  Ownership

  If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

  (a)    Amount Beneficially Owned:   306,700/(1)/

  (b)    Percent of Class:   9.8

  (c)    Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote:   306,700/(1)/
         (ii)  shared power to vote or to direct the vote:   0
         (iii) sole power to dispose or to direct the disposition of:
               306,700/(1)/
         (iv)  shared power to dispose or to direct the disposition of:   0

         Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

         Instruction.  Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of an employee benefit plan, pension fund or endowment fund is not required.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     If a parent holding company has filed this schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this Schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

                                 Page 6 of 8 pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     If a group has filed this Schedule pursuant to Rule 13d-1(b)(ii)(H), so indicate under Item 3(h) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this Schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identity of each member of the group.

** See attached schedule at Exhibit A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                   -----------------------------------------
                                   Date



                                   BY: /s/ STEVEN J. GOODMAN
                                   -----------------------------------------
                                   Steven J. Goodman, Trustee


                                 Page 7 of 8 pages

                                   EXHIBIT A

ITEM 8      INDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

IN     Steven J. Goodman

00     The Steven J. Goodman Revocable Living Trust

00     The Steven J. Goodman Charitable Remainder Trust


                               Page 8 of 8 pages